Exhibit 10.52

May 31, 2007

Dr. Patrick W. Trown

Danville, California
94506

Dear Mr. Trown:

        Reference is made to that certain Promissory Note (the "Promissory Note") entered into by and between Patrick Trown ("Debtor") and Biomira, Inc., a Canadian corporation (together with its successors and assigns, "Lender"), dated as of November 8, 2006. The purpose of this letter is to confirm our mutual understanding with respect to the date on which the principal amount of the Promissory Note, together with all interest accrued up to and including the date of payment, shall be due and payable by Debtor to Lender (the "Maturity Date"). The Maturity Date of the Promissory Note, as originally intended by Debtor and Lender, is April 28, 2008.

Sincerely,
/s/ Edward A. Taylor
Edward A. Taylor Vice President, Finance & Administration Chief Financial Officer
ACKNOWLEDGED AND AGREED
Name:	Patrick W. Trown
Signature:	/s/ Patrick W. Trown
Dated:	July 6, 2007